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NEWS RELEASE                                                [GRAPHIC OMITTED]

                                   EXHIBIT 3


Contact:
Nicole Burdette/Kevin Caviston
O'Keeffe & Company, Inc.
(610) 325-6550, ext. 10/(610) 325-6553, ext. 13
kcaviston@okeeffeco.com



 PICTURETEL RECEIVES COMMITMENT FOR A NEW $35 MILLION REVOLVING LINE OF CREDIT

ANDOVER, MASS., JULY 25, 2000 -PictureTel Corporation (NASDAQ: PCTL) said today that it has taken the final step in its plan to refinance the Company. The plan consists of a $35 million secured revolving credit facility in addition to the $22 million in new equity previously announced.

         The Company said it has received, and accepted, a letter of commitment from Congress Financial Corporation for an asset based revolving line of credit with a limit of $35 million, based upon certain lending formulas. This replaces the expiring credit facility that the Company had in place. The previous facility only provided working capital through a term loan of $8.5 million. This new facility provides additional borrowing capacity of $26.5 million. PictureTel expects to close on the new facility, subject to satisfaction of closing conditions, in a few weeks.

         The expiring facility also had letters of credit capacity that were secured by the Company's cash at the rate of $1.05 for every $1.00 of LOCs. The new facility also provides the Company letter of credit capabilities, secured by the Company's receivables and inventory pledged under this new debt facility and/or its cash.

         Earlier this month, PictureTel announced that it had agreements with investors to purchase $22 million of new Series B preference convertible shares. These purchases have been completed, the company said today, and the funds are now available. The Company will use a portion of the proceeds from the issuance of this equity to pay off the term loan mentioned above.

         "With this funding in place, we hope to regain customer confidence in our financial stability as we are about to introduce our next generation line of products," said Lew Jaffe, PictureTel's president and chief operating officer. "These new products will take videoconferencing to the next level, integrated collaboration. We will provide a simple way to connect people and content while providing users an experience of unprecedented video sharpness and audio clarity."

ABOUT PICTURETEL

         PictureTel Corporation (Nasdaq: PCTL) is the world leader in developing, manufacturing, and marketing a full range of visual- and audio-collaboration and streaming-video solutions. The Company's systems meet customers' collaboration needs from the desktop to the

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PICTURETEL RECEIVES COMMITMENT FOR A NEW
$35 MILLION REVOLVING LINE OF CREDIT                                      PAGE 2

boardroom. PictureTel also markets network conferencing servers and a comprehensive portfolio of enterprise-wide services. Additional PictureTel information is available at www.picturetel.com. PictureTel collaboration products and services eliminate the barrier of distance, enabling people to be Anywhere Now(TM).

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This release includes projections and other forward-looking statements about the company's revenues, earnings, and other measures of economic performance. Actual results could differ materially from forecasts due to many factors such as, for example, competitive pressures, changes in technology, and the difficulty in forecasting in overseas markets and indirect channels. Additional information concerning risks that could cause actual results to differ is contained in the company's annual report on Form 10-K and its Form 10-Q as filed with the SEC.
The company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.


PictureTel is a registered trademark of PictureTel Corporation.

All other terms and product names may be trademarks or registered trademarks of their respective owners.